Exhibit 10.393

THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
NOTICE OF NONQUALIFIED STOCK OPTION GRANT

You have been granted the following option to purchase common stock (“Shares”) of The Charles Schwab Corporation (“Schwab”) under [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”). A stock option represents the right to purchase Shares at a fixed price, called the exercise price, within a certain period of time. Your option is granted subject to the following terms:

Name of Recipient:	<first_name> <last_name>
Total Number of Shares Granted:	<shares_awarded>
Exercise Price Per Share:	<award_price>
Grant Date:	<award_date>
Expiration Date:	<expire_date>
Vesting Schedule
So long as you remain employed in good standing by Schwab or its subsidiaries and subject to the terms of the Nonqualified Stock Option Agreement, you will acquire the right to exercise this option (become "vested" in this option) on the following dates and in the following amounts:

Number of Shares on Vesting Date:
<vesting_schedule>

You and Schwab agree that this option is granted under and governed by the terms and conditions of the Plan and the Nonqualified Stock Option Agreement, both of which are made a part of this notice. Please review the Plan and the Nonqualified Stock Option Agreement carefully, as they explain the terms and conditions of this option. You agree that Schwab may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders.

THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
NONQUALIFIED STOCK OPTION AGREEMENT

Tax Treatment	This option is a nonqualified stock option and is not intended to qualify as an incentive stock option under federal tax laws.
Vesting	Subject to the provisions of this Nonqualified Stock Option Agreement (“Agreement”), this option becomes vested in installments as described in the Notice of Nonqualified Stock Option Grant.
Accelerated Vesting
This option will become fully exercisable if your service with The Charles Schwab Corporation (“Schwab”) and its subsidiaries terminates on account of your death or disability.
This option will become fully exercisable if your service with Schwab and its subsidiaries terminates on account of your retirement as defined below.
If, prior to the date your service terminates, Schwab is subject to a “change in control” (as defined in [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”)), this option will become fully exercisable immediately preceding the change in control. If the Compensation Committee (or its delegate) (the “Compensation Committee”) of the Board of Directors of Schwab (the “Board”) determines that a change in control is likely to occur, Schwab will advise you and this option will become fully exercisable as of the date 10 days prior to the anticipated date of the change in control.

Definition of Disability
For all purposes of this Agreement, "disability" means that you have a disability such that you have been determined to be eligible for benefits under Schwab’s long-term disability plan or if you are not covered by Schwab’s long-term disability plan, you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement
For all purposes of this Agreement, “retirement” will mean any termination of employment with Schwab and its subsidiaries for any reason other than death at any time after the earlier of when you attain age 55, but only if, at the time of your termination, you have been credited with at least 10 years of service or when you attain age 65, but only if, at the time of your termination, you have been credited with at least 5 years of service.

The phrase "years of service" above has the same meaning given to it under the SchwabPlan Retirement Savings and Investment Plan (or any successor plan).
Exercise Procedures
You or your representative may exercise this option by following the procedures prescribed by Schwab. If this option is being exercised by your representative, your representative must furnish proof satisfactory to Schwab of your representative’s right to exercise this option. After completing the prescribed procedures, Schwab will cause to be issued the shares of common stock of Schwab (“Shares”) purchased, which will be registered in the name of the person exercising this option.

Forms of Payment
When you submit your notice of exercise, you must pay the option exercise price for the Shares you are purchasing. Payment may be made in one of the following forms:
• Cash in your Schwab brokerage account in an amount sufficient to cover the option exercise price of the Shares and the required tax withholding. (This exercise method is sometimes referred to as “Exercise and Hold”).
• Shares surrendered to Schwab. These Shares will be valued at their fair market value on the date when the new Shares are purchased. (This exercise method is sometimes referred to as a “Stock Swap.”)
• By delivery (in a manner prescribed by Schwab) of an irrevocable direction to Charles Schwab & Co., Inc. to sell Shares (including Shares to be issued upon exercise of this option) and to deliver all or part of the sale proceeds to Schwab in payment of all or part of the exercise price. (This exercise method is sometimes referred to as “Exercise and Sell” or “Sell to Cover.”)

Term	This option expires no later than the Expiration Date specified in the Notice of Nonqualified Stock Option Grant but may expire earlier upon your termination of service, as described below.
Termination of Service
This option will expire on the date three months following the date of your termination of employment with Schwab and its subsidiaries for any reason other than on account of death, disability or retirement. The terms “disability” and “retirement” are defined above.
If you cease to be an employee of Schwab and its subsidiaries by reason of your disability or death, then this option will expire on the first anniversary of the date of your death or disability.

If you cease to be an employee of Schwab and its subsidiaries by reason of your retirement and have been credited with at least 5 years of service, then this option will expire on the earlier of the fifth anniversary of the date of your termination or the Expiration Date specified in the Notice of Nonqualified Stock Option Grant. If you cease to be an employee of Schwab and its subsidiaries by reason of your retirement and have been credited with at least 15 years of service, then this option will expire on the Expiration Date specified in the Notice of Nonqualified Stock Option Grant.

Effect of Entitlement to Severance
If you are entitled to severance benefits under The Charles Schwab Severance Pay Plan (or any successor plan) and have signed your Severance Agreement, then vesting of this option shall be determined under the terms of that plan.

Cancellation of Options
To the fullest extent permitted by applicable laws, this option will immediately be cancelled and will expire in the event that Schwab terminates your employment on account of conduct contrary to the best interests of Schwab, including, without limitation, conduct constituting a violation of law or Schwab policy, fraud, theft, conflict of interest, dishonesty or harassment. The determination whether your employment has been terminated on account of conduct inimical to the best interests of Schwab shall be made by Schwab in its sole discretion.

Withholding Taxes and Stock Withholding
You will not be allowed to exercise this option unless you make arrangements acceptable to Schwab to pay any applicable withholding of income and employment taxes that may be due as a result of the option exercise. These arrangements may include without limitation withholding Shares that otherwise would be issued to you when you exercise this option. In the event you do not elect to pay applicable withholding taxes in cash, Schwab shall withhold Shares. Schwab may withhold the number of whole Shares, valued at the fair market value on the applicable date, required to satisfy such applicable withholding taxes. Schwab will round up to the next whole Share to cover the applicable withholding taxes, and any amounts in excess of the applicable withholding taxes resulting from rounding up to the next whole Share will be added to your federal income tax withholdings. While Schwab will withhold to satisfy applicable withholding taxes, you acknowledge that, regardless of any action taken by Schwab, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you, is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab.

Restrictions on Exercise and	You cannot exercise this option and no Shares may be issued under this option if the issuance of Shares at that time would violate any

Issuance or Transfer of Shares
applicable law, regulation, or rule. Schwab may impose restrictions upon the sale, pledge, or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of Schwab and its counsel, such restrictions are necessary or desirable to comply with applicable law, regulations or rules.

No Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of Schwab until you have exercised this option by giving the required notice to Schwab and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

No Right to Employment	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, consultant, or director of Schwab and its subsidiaries for any specific duration or at all.

Transfer of Option
In general, only you may exercise this option prior to your death. You may not transfer or assign this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid.
You may dispose of this option in your will or in a beneficiary designation. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your options will be exercisable by your estate.
Schwab may, in its sole discretion, allow you to transfer this option under a domestic relations order in settlement of marital or domestic property rights.
In order to transfer this option, you and the transferee(s) must follow the procedures prescribed by Schwab, and the transferee(s) must follow the terms of this Agreement.

Limitation on Payments
If a payment from the Plan would constitute an excess parachute payment or if there have been certain securities law violations, then your grant may be reduced or cancelled and you may be required to disgorge any profit that you have realized from your grant.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under the Internal Revenue Code of 1986, as amended (the “Code”), such payment will be reduced, as described below. Generally, someone is a

“disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab.
For purposes of this section on “Limitation on Payments,” the term “Schwab " will include affiliated corporations to the extent determined by the Auditors (as defined below) in accordance with section 280G(d)(5) of the Code.
In the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount (as defined below); provided, however, that the Compensation Committee may specify in writing that the grant will not be so reduced and will not be subject to reduction under this section.
For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.
If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation and of the Reduced Amount. You may then elect, in your discretion, which and how much of the Payments will be eliminated or reduced (as long as after such election, the aggregate present value of the Payments equals the Reduced Amount, and your election is consistent with any mandatory eliminations or reductions that apply under other agreements or the Plan). You will advise Schwab in writing of your election within 10 days of receipt of the notice. If you do not make such an election within the 10-day period, then Schwab may elect which and how much of the Payments will be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of its election. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As promptly as practicable following these determinations and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan, and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.
As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by Schwab could have been made (an “Underpayment”) consistent in each case with the calculation of the Reduced Amount. In the event the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab that the Auditors believe has a high probability of success determine that an Overpayment has been made, such Overpayment will be treated for all purposes as a loan to you that you will repay to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

Plan Administration
The Plan administrator has discretionary authority to make all determinations related to this option and to construe the terms of the Plan, the Notice of Nonqualified Stock Option Grant, and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Shares, the Compensation Committee, in its discretion, may adjust the number of Shares covered by this option and the exercise price per Share.

Severability
In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement (including the Additional Terms and Conditions for Non-U.S. Recipients and the Country-Specific Provisions), the Notice of Nonqualified Stock Option Grant, and the Plan constitute the entire understanding between you and Schwab regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement approved by the Compensation Committee and signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control. Nothing in this Agreement gives you the ability to negotiate or change the key terms and conditions described above, in the Notice of Nonqualified Stock Option Grant and in the Plan.

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. RECIPIENTS

The additional (or, if so indicated, different) terms and conditions set forth below are specifically incorporated into the Nonqualified Stock Option Agreement (the “Agreement”) for awards granted outside the United States (“U.S.”). These terms and conditions govern this option granted under the Plan if you reside or work outside of the U.S. Due to the complexities of legal, regulatory and tax issues, you should seek appropriate professional advice as to how the relevant laws in the applicable country may apply to your individual situation.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement.

Withholding Taxes and Stock Withholding: The following provisions supplement the Withholding Taxes and Stock Withholding section of the Agreement:

You acknowledge that, regardless of any action taken by Schwab or, if different, your employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab or your Employer. You further acknowledge that Schwab and/or your Employer (1) make no representations or undertakings regarding the treatment of any withholding taxes in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this option to reduce or eliminate your liability for withholding taxes or achieve any particular tax result. Further, if you are subject to withholding taxes in more than one jurisdiction, you acknowledge that Schwab and/or your Employer (or former employer, as applicable) may be required to withhold or account for withholding taxes in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Schwab and/or the Employer to satisfy all withholding taxes.

In this regard, you authorize Schwab and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all withholding taxes by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by Schwab and/or the Employer; (b) withholding from funds in your Schwab brokerage account; (c) requiring you to make a cash payment in an amount equal to the withholding obligations for withholding taxes; (d) withholding from proceeds of the sale of Shares acquired upon exercise of this option either through a voluntary sale or through a mandatory sale arranged by Schwab (on your behalf pursuant to this authorization without further consent); (e) withholding in Shares to be issued upon exercise of this option; or (f) any other method of withholding determined by Schwab and permitted by applicable law.

Depending on the withholding method, Schwab may withhold or account for withholding taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for withholding taxes is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the withholding taxes.

Nature of Grant: In accepting this option, you acknowledge, understand and agree that:

(1)	the Plan is established voluntarily by Schwab, it is discretionary in nature and it may be modified, amended, suspended or terminated by Schwab at any time, to the extent permitted by the Plan;

(2)
the grant of this option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(3)	all decisions with respect to future options or other grants, if any, will be at the sole discretion of Schwab;

(4)	you are voluntarily participating in the Plan;

(5)	this option, any Shares acquired under this option, and the income and value of same, are not intended to replace any pension rights or compensation;

(6)
this option and any Shares acquired under this option, and the income and value of same, are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(7)
unless otherwise agreed with Schwab, this option and the Shares acquired under this option, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary of Schwab;

(8)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(9)	if the underlying Shares do not increase in value, this option will have no value;

(10)	if you exercise this option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

(11)	for purposes of this option, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to Schwab and its subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by Schwab, (i) your right to vest in this option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise this option after such termination of your employment or service relationship will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Plan administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of this option grant (including whether you may still be considered to be providing services while on a leave of absence);

(12)
unless otherwise provided in the Plan or by Schwab in its discretion, this option and the benefits evidenced by this Agreement do not create any entitlement to have this option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(13)
neither Schwab, its subsidiaries nor your Employer shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this option or of any amounts due to you pursuant to the exercise of this option or the subsequent sale of any Shares acquired upon exercise.

No Advice Regarding Grant: Schwab is not providing any tax, legal or financial advice, nor is Schwab making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Compliance with Law: Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Schwab shall not be required to deliver any Shares issuable upon exercise of this option prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Schwab shall, in its absolute discretion, deem necessary or advisable. You understand that Schwab is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that Schwab shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Insider Trading/Market Abuse Laws: You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., this option) or rights linked to the value of Shares during such times you are considered to have “inside information” regarding Schwab (as defined in the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Schwab insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and are advised to speak to your personal advisor on this matter.

Foreign Asset/Account Reporting: Please be aware that your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.

Data Privacy:

(1)
Declaration of Consent. You hereby agree with the data processing practices described in this Agreement and consent to the collection, processing and use, in electronic or other form, of your personal data as described herein and the transfer of such personal data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of your country’s data protection laws.

(2)
Data Collection and Usage. Schwab and your Employer will collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in Schwab, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where Schwab’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.

(3)
Stock Plan Administration Service Providers. Schwab transfers Data to certain of its subsidiaries providing stock plan and broker services, or such other third party stock plan service provider as may be selected by Schwab in the future, which is assisting Schwab with the implementation, administration and management of the Plan. You may be asked to agree on separate terms and data processing practices, with such agreement being a condition of the ability to participate in the Plan.

(4)
Other Service Provider Data Recipients. Schwab also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include Schwab’s legal counsel as well as Schwab’s auditor, accountant, or other third party vendor (currently Deloitte & Touche LLP). Wherever possible, Schwab will anonymize Data, but you understand that your Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.

(5)
International Data Transfers. Schwab and its other service providers described above under (4) are located in the United States. The United States may have different data privacy laws and protections than your country. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction. Schwab’s legal basis, where required, for the transfer of Data is your consent.

(6)
Data Retention. Schwab will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws. When Schwab no longer needs the Data, Schwab will remove it from its systems. If Schwab keeps Data longer, it would be to satisfy legal or regulatory obligations and Schwab’s legal basis would be relevant laws or regulations.

(7)
Data Subject Rights. You understand that data subject rights vary depending on applicable law and that, depending on where you are based and subject to the conditions set out under applicable law, you may have, without limitation, the rights to (i) request access to or copies of Data that Schwab processes, (ii) rectify or supplement Data that is incorrect, incomplete or out-of-date in light of the purposes underlying the processing, (iii) delete Data, (iv) restrict processing of Data, (v) restrict portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your local human resources representative.

(8)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with your Employer will not be affected; the only consequence of refusing or withdrawing your consent is that Schwab would not be able to grant you options or other equity awards or administer or maintain such awards.

(9)
Declaration of Consent. By accepting the options and indicating consent via Schwab’s online acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by Schwab and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

(10)
Alternative Basis for Data Processing and Transfer. You understand that Schwab may rely on a different legal basis for the processing or transfer of Data in the future and/or request that you provide another data privacy consent form. If applicable and upon request of Schwab, you agree to provide an executed acknowledgement or data privacy consent form to your Employer or Schwab (or any other acknowledgements, agreements or consents that may be required by your Employer or Schwab) that Schwab and/or your Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such acknowledgement, agreement or consent requested by Schwab and/or your Employer.

COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions

These additional terms and conditions govern this option granted to you under the Plan if you are an employee and reside and/or work in one of the countries listed below.

Notifications

These provisions may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2018. These laws are often complex and change frequently. As a result, you should not rely on the information in these additional terms and conditions as the only source of information relating to your participation in the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and Schwab is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

You understand that if you are a citizen or resident of a country other than the one in which you currently reside and/or work, transfer to another country after the date of grant, or are considered a resident of another country for local law purposes, Schwab shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you. In addition, the notifications contained herein may not be applicable to you in the same manner.

AUSTRALIA

Notifications

Offer Document: The offer of the option is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the Offer of Stock Options and Restricted Stock Units to Australian Residents, which was distributed to you with this Agreement.

Tax Information: Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the option granted under the Plan, such that this option is intended to be subject to deferred taxation.

Exchange Controls: If you are an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

HONG KONG

Terms and Conditions

Sale Restriction: Any Shares acquired pursuant to exercise of this option are accepted as a personal investment. In the event that you exercise this option and Shares are issued to you (or your heir) within 6 months of the date of grant, you (or your heir) agree that such Shares will not be offered to the public or otherwise disposed of prior to the 6-month anniversary of the date of grant.

Notifications

Securities Law: WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Neither the grant of the options nor the issuance of Shares upon exercise constitutes a public offering of securities under Hong Kong law and are available only to employees of Schwab and its subsidiaries. This Agreement, the Plan and other incidental communication materials distributed in connection with the options (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of Schwab or its subsidiaries and may not be distributed to any other person.

Nature of Scheme. Schwab specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).

SINGAPORE

Terms and Conditions

Sale Restriction: You agree that any Shares acquired pursuant to this option will not be offered for sale in Singapore within 6 months from the date of grant, unless such offer or sale is made pursuant to one or more exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Notifications

Securities Law: This option grant is being made in reliance on section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to this option or the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Obligation. The Chief Executive Officer (“CEO”) and the directors of a Singapore subsidiary of Schwab are subject to certain notification requirements under the Singapore Companies Act. The CEO and the directors must notify the Singapore subsidiary in writing of an interest (e.g., this option, Shares) in Schwab or any subsidiary or parent of Schwab within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon exercise of this option or subsequent sale of Shares acquired under the Plan), or (iii) becoming a director or the CEO.

UNITED KINGDOM

Terms and Conditions

Withholding Taxes and Stock Withholding: This section supplements the “Withholding Taxes and Stock Withholding” section of the Agreement:

Without limitation to the “Withholding Taxes and Stock Withholding” section of the Agreement, you agree that you are liable for all withholding taxes and hereby covenant to pay all such withholding taxes as and when requested by Schwab or your Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified Schwab and your Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify Schwab or your Employer for the amount of any income tax not collected from or paid by you, as it may be considered a loan. In the event that you are an executive officer or director and income tax due is not collected from or paid by you within 90 days after the end of the United Kingdom tax year in which the event giving rise to the income tax occurs, the amount of any income tax due may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying Schwab or your Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit, which Schwab or your Employer may recover from you by any means referred to in this Agreement.

Retirement: Notwithstanding the terms and conditions set forth in the Agreement, the options of employees in the United Kingdom will not vest upon retirement and any options that are vested prior to retirement will terminate on the earlier of the date three months following the date of your retirement or the Expiration Date specified in the Notice of Nonqualified Stock Option Grant.

BY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.